Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

April 24, 2024

Hess Corporation

1185 Avenue of the Americas

New York, NY 10036

Ladies and Gentlemen:

We have acted as special counsel to Hess Corporation, a Delaware corporation (the “Company”), in connection with the proposed merger (the “Merger”) of Yankee Merger Sub Inc., a Delaware corporation (“Merger Subsidiary”), with and into the Company, with the Company as the surviving corporation, as contemplated by the Agreement and Plan of Merger, dated as of October 22, 2023, by and among Chevron Corporation, a Delaware corporation (“Parent”), Merger Subsidiary and the Company (together with all exhibits, appendices, schedules and similar attachments thereto, in each case as amended or supplemented through the date hereof, the “Merger Agreement”). At your request, and in connection with the effectiveness of the Form S-4 of Parent relating to the Merger and initially filed with the SEC on February 26, 2024, including the proxy statement/prospectus of the Company contained therein (and, in each case, any exhibit, appendix, schedule or similar attachment thereto, in each case as amended or supplemented through the date hereof, the “Registration Statement”), we are rendering our opinion as to certain U.S. federal income tax matters. Except as otherwise provided herein, capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

In providing our opinion, we have examined the Merger Agreement, the Registration Statement, the officer’s certificates, dated as of the date hereof, of Parent and the Company, delivered to us for purposes of rendering this opinion (the “Officer’s Certificates”) and such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinions set forth herein. In addition, we have assumed that: (i) the Merger and related transactions will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) the statements and representations concerning the Merger and the parties thereto set forth in the Merger Agreement are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the statements and representations (which statements and representations we have neither investigated nor verified) made by Parent and the

Hess Corporation

April 24, 2024

Company in their respective Officer’s Certificates are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any statements and representations described in clause (ii) or (iii) qualified by knowledge, expectation, belief, materiality or comparable qualification are and will be true, complete and correct as if made without such qualification, (v) the Merger will qualify as a statutory merger under the DGCL, (vi) the Registration Statement is true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (vii) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us and all natural persons who have executed such documents are of legal capacity, and (viii) Parent, Merger Subsidiary and the Company will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. Further, as instructed by Parent and the Company, our opinion assumes that HGEL will not be required to divest its participating interest in the Stabroek Block pursuant to any successful exercise of the Stabroek ROFR (each as defined in the Registration Statement). If any of the above described assumptions is untrue for any reason, or if the Transactions are consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Additionally, we confirm that the statements set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders” subject to the assumptions, exceptions, limitations and qualifications set forth herein and described in the Registration Statement, constitute our opinion as to the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined in the Registration Statement) of Company common stock as of the effective date of the Registration Statement.

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Merger Agreement or the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger and related transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion to you in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz